EXHIBIT 99.1

Contacts:
Julie Wood	Greg W. Schafer
Vice President, Investor Relations	Vice President and Chief Financial Officer
510-597-6505	510-597-6684
ONYX PHARMACEUTICALS REPORTS SECOND QUARTER
AND SIX-MONTH 2006 FINANCIAL RESULTS
Nexavar Revenue $32.2 Million for the Second Quarter
EMERYVILLE, CALIF. — August 8, 2006 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the three and six months ended June 30, 2006. The company reported a net loss of $31.5 million, or $0.76 per share, for the second quarter of 2006 compared to a net loss of $18.1 million, or $0.51 per share, in the same period in the prior year. The net loss for the quarter ended June 30, 2006, includes stock-based compensation expense of $3.7 million, or $0.09 per share. With its collaborator, Bayer Pharmaceuticals Corporation, or Bayer, Onyx is developing Nexavar® (sorafenib) tablets, an anticancer drug currently approved for the treatment of advanced kidney cancer in the U.S., European Union, and other territories internationally.
“In the second quarter Bayer and Onyx significantly expanded Nexavar’s penetration in the marketplace with net sales increasing 36% over the first quarter of 2006. Importantly, just a few weeks ago, Nexavar was approved in the European Union, opening another major market,” said Hollings C. Renton, Onyx’s chairman, president and chief executive officer. “Nexavar has significant potential, and we and Bayer intend to actively invest to fully capitalize on that opportunity. In addition to its proven activity in advanced renal cancer, we have pivotal trials underway as a single agent and in combination with other agents for the treatment of liver cancer, metastatic melanoma and lung cancer. We also plan to initiate additional randomized trials in lung, breast and other common malignancies in the next year to demonstrate Nexavar’s potential to become a cornerstone of cancer care and a global oncology franchise.”
Revenue
In accordance with its collaboration agreement with Bayer, Bayer recognizes all revenue from the sale of Nexavar. As such, for the quarter ended June 30, 2006, Onyx reported no revenue related to Nexavar. For the second quarter in 2006, Nexavar net sales were $32.2 million, primarily from sales in the United States. This represents a 36% increase over revenue recorded by Bayer for the quarter ended March 31, 2006.
Onyx recognized $150,000 in revenue for the quarter ended June 30, 2006 for licensing certain Onyx patents from the now discontinued therapeutic virus program. Onyx recorded no revenue for the three months ended June 30, 2005.
Net Expense from Unconsolidated Joint Business
The presentation of the Onyx Statement of Operations changed in 2006 due to the commencement of Nexavar sales. Onyx now reports the net expense (or revenue) from the unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of each company for its shared expenses under the collaboration. The net expense from the unconsolidated joint business is, in effect, the net amount due to Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bear their own U.S. sales force, and medical science liaison expenses. Nexavar product revenue is recognized by Bayer under the collaboration and, currently, Bayer incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense from the unconsolidated joint business is shown in the table following the summary financial information.
Operating Expenses
In the second quarter of 2006, research and development expenses, including stock-based compensation expense of $0.7 million, was $8.7 million. This represents a decrease of $3.4 million over the second quarter of 2005 primarily due to the change in accounting presentation with the inclusion of Nexavar-related development expenses in the net expense from the unconsolidated joint business line item. In prior periods, Onyx’s share of Nexavar-related research and development expenses was included in the company’s research and development line item. Under the new presentation, a portion of Nexavar development expenses is reflected in the net expense from the unconsolidated joint business line item and only Onyx’s direct research and development expenses are reflected in the research and development line item. Onyx and Bayer are continuing to expand their investment in the development of Nexavar for additional indications including Phase III trials for Nexavar in melanoma, liver cancer, and lung cancer.
In the second quarter of 2006, selling, general and administrative expenses were $13.4 million, an increase of $5.6 million over the second quarter of 2005. This increase was due to a $3.0 million stock-based compensation expense recorded in the second quarter of 2006, the creation of Onyx’s U.S. Nexavar sales force, and Onyx marketing expenses relating to the Nexavar launch. As a result of the change in accounting presentation, a significant amount of Nexavar-related marketing expense was included in the net expense from unconsolidated joint business line item. In prior periods, Onyx’s share of Nexavar-related marketing expense was included in the company’s selling, general and administrative line item. Under the new presentation, the selling, general and administrative expense line item includes only Onyx’s direct selling, general and administrative expenses.
Cash, Cash Equivalents and Marketable Securities
As of June 30, 2006, the company had cash, cash equivalents, total marketable securities of $243.5 million compared to $284.7 million at December 31, 2005. The change primarily reflects the funds used in operations during the first and second quarters of 2006, offset by the final milestone advance of $10.0 million received from Bayer in January 2006, as a result of the U.S. Food and Drug Administration approval of Nexavar.
Six-Month Results
For the six months ended June 30, 2006, Onyx recorded a net loss of $51.8 million, or $1.25 per share, compared with a net loss of $34.2 million, or $0.97 per share, for the same period in 2005. Nexavar net sales was $55.9 million for the six-month period ended June 30, 2006. Onyx reported revenue of $150,000 and $1.0 million for the six months ended June 30, 2006 and 2005, respectively. The revenue represented licensing fees from third parties for rights to certain Onyx patents from the now discontinued therapeutic virus program. Total operating expenses were $58.1 million for the six months ended June 30, 2006, a $19.8 million increase from $38.3 million for the same period in the prior year.
Conference Call with Management Today
Onyx’s management will host a teleconference and web cast to discuss second quarter 2006 financial results and provide a general business overview. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 8, 2006. Interested parties may access a live web cast of the presentation at:
http://audioevent.mshow.com/304127
or by dialing 706-758-9355 and using the pass code 2795401. A replay of the presentation will be available on the Onyx website or by dialing 706-645-9291 and using the pass code 2795401 approximately one hour after the teleconference concludes. The replay will be available through September 8, 2006.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes, and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
(See attached tables.)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Total revenue	$150	$—	$150	$1,000
Operating expenses:
Net expense from unconsolidated joint business	12,449	—	16,551	—
Research and development (1)	8,693	12,079	16,493	25,611
Selling, general and administrative (1)	13,421	7,840	25,044	12,640

Total operating expenses	34,563	19,919	58,088	38,251

Loss from operations	(34,413)	(19,919)	(57,938)	(37,251)
Interest income, net	2,939	1,403	6,112	2,635
Other income	—	375	—	375

Net loss	$(31,474)	$(18,141)	$(51,826)	$(34,241)

Basic and diluted net loss per share	$(0.76)	$(0.51)	$(1.25)	$(0.97)

Shares used in computing basic and diluted net loss per share	41,422	35,313	41,357	35,293

CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
	2006	2005
	(unaudited)	(2)
Assets
Cash, cash equivalents and marketable securities	$243,467	$274,818
Other current assets	8,978	8,285

Total current assets	252,445	283,103
Property and equipment, net	1,296	1,617
Other assets	70	9,945

Total assets	$253,811	$294,665

Liabilities and stockholders’ equity
Current liabilities	33,594	41,425
Advance from collaboration partner	40,000	30,000
Stockholders’ equity	180,217	223,240

Total liabilities and stockholders’ equity	$253,811	$294,665

(1)	Includes employee stock-based compensation expense of $0.7 million and $3.0 million for the adoption of FAS 123(R) in the research and development and selling, general and administrative expense lines, respectively, in the income statement for the three months ended June 30, 2006. For the six months ended June 30, 2006, stock-based compensation expense of $1.4 million and $6.0 million in the research and development and selling, general and administrative expense lines, respectively.

(2)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2005.

ONYX PHARMACEUTICALS, INC.
CALCULATION OF NET EXPENSE FROM UNCONSOLIDATED JOINT BUSINESS
(In thousands)
(unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2006	June 30, 2006

Product revenue, net	$32,190	$55,937
Combined cost of goods sold, distribution, selling, general and administrative	26,175	43,883
Combined research and development	49,362	79,393

Combined collaboration loss	$(43,347)	$(67,339)

Onyx’s share of collaboration loss	$(21,674)	$(33,670)
Reimbursement of Onyx’s direct development and marketing expenses	9,225	17,119

Onyx net expense from unconsolidated joint business	$(12,449)	$(16,551)

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